Exhibit 10.14

WELL SERVICES AGREEMENT

(KENTUCKY OPERATIONS)

THIS WELL SERVICES AGREEMENT (the “Agreement”), effective as of January 5, 2007, by and between VINLAND ENERGY OPERATIONS, LLC, a Delaware limited liability company with an address of 104 Nami Plaza, Suite 1, London, Kentucky 40741 (“Operator”) and VANGUARD NATURAL GAS, LLC, a Kentucky limited liability company with an address of 7700 San Felipe, Suite 485, Houston, Texas 77063, and its subsidiary TRUST ENERGY COMPANY, LLC (collectively, the “Owner”).

WITNESSETH:

WHEREAS, Owner owns and has the right to operate certain oil and gas wells, and the reserves and equipment associated therewith, located in Kentucky and Tennessee, which are identified on Exhibit A attached hereto (the “Wells”);

WHEREAS, The parties hereto have entered into a Management Services Agreement of even date herewith (the “Management Services Agreement”) pursuant to which Operator will perform certain services for Owner, and this Agreement is executed pursuant to that Management Services Agreement;

WHEREAS, Operator is in the business of, among other things, operating, maintaining and developing wells and providing other oil field services on a contract basis for owners of wells;

WHEREAS, Owner desires to contract for the services of Operator for the purposes of operating, maintaining and developing the Wells for the production of oil and/or gas and for the other services set out herein; and

WHEREAS, Operator is willing to operate, maintain and develop the Wells and to provide the other services, all as set out herein, as an independent contractor, and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and representations hereinafter set forth, the receipt and sufficiency of which is hereby acknowledge, the parties hereto agree as follows:

1.                                      OPERATOR’S RESPONSIBILITIES:  Vinland Energy Operations, LLC is hereby designated as the Operator of the Wells, and shall conduct and direct and have full control of all operations with regard to the Wells as permitted and required by, and within the limits of this Agreement.  In its performance of services hereunder for the Owner, Operator shall be an independent contractor not subject to the control or direction of the Owner except as to the type of operation to be undertaken in accordance with the terms of this Agreement.  It is expressly understood and agreed that Operator may contract with third parties to conduct or provide any of the services described herein, provided any such third parties are approved by Owner, such approval not to be unreasonably withheld.  Operator shall not be deemed, or hold itself out as, the agent of the Owner, with authority to bind Owner to any obligation or liability assumed or incurred by Operator as to any third party.  Operator shall conduct its activities (including the procurement of third party goods and services) under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation.  The Owner hereby engages the Operator as an independent contractor to operate and maintain the Wells, which shall include the following responsibilities:

a.                                       Register as the operator of the Wells with all relevant governmental agencies;

b.                                      Flow or pump the Wells as required;

c.                                       Operate and maintain wellhead compressors, tank batteries, meters, pump jacks or other facilities associated with production of oil and/or gas from the Wells;

d.                                      Operate and maintain all pipelines and flow lines associated with production of oil and/or gas from the Wells;

e.                                       Change all meter charts on a monthly basis and arrange for the integration of same;

f.                                         Perform all general maintenance and repairs on the Wells;

g.                                      Visually inspect every Well and associated pipeline and tank battery on a regular schedule agreed to by Owner, but in any event no less than every 90 days;

h.                                      Promptly report and repair equipment failures and malfunctions;

i.                                          Maintain complete records and files on the Wells and all work performed under the terms of this Agreement;

j.                                          Collect all production and pressure data requested by Owner and submit reports of such data to Owner monthly or at such other intervals as Owner may request;

k.                                       Perform any and all other duties, customarily performed in the usual course of producing oil and/or gas from the Wells which are necessary for proper operation of the Wells, and related pipelines and facilities covered hereunder;

l.                                          Provide Owner services regarding recompletion, reworking or other operations on the Wells;

m.                                    Provide Owner with analyses of the production and pressure data collected and provide consulting services to Owner regarding the improvement of safety, environmental compliance and production efficiency; and

n.                                      Provide roustabout labor, equipment and engineering services as needed for the operation and maintenance of the Wells and related facilities.

o.                                      Promptly prepare and report any accident reports and supply Owner with a copy thereof.

2.                                      PROTECTION FROM LIENS:  Operator shall pay, or cause to be paid, as and when they become due and payable all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Wells or any operations relating to the Wells, and shall keep the Wells free from liens and encumbrances resulting therefrom, except for those resulting from a bona fide dispute pursuant to appropriate proceedings as to

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services rendered or materials supplied.

3.                                      ACCESS TO CONTRACT AREA AND RECORDS:  Operator shall, except as otherwise provided herein, permit the Owner or its duly authorized representative, at the Owner’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted with regard to the Wells and to the records of operations conducted with regard thereto or production therefrom, including Operator’s books and records relating thereto.  Such access rights shall not be exercised in a manner which would interfere with Operator’s conduct of an operation hereunder.  Operator will furnish to Owner copies of any and all reports and information obtained by Operator in connection with the production of oil and/or gas from Owner’s Wells and any related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports.  Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in the Management Services Agreement.

4.                                      FILING AND FURNISHING GOVERNMENTAL REPORTS:  Operator will file, and promptly furnish copies to Owner all operational notices, reports or applications required to be filed by local, state or federal agencies or authorities having jurisdiction over operations hereunder.  Upon request by Operator, the Owner shall provide Operator all information necessary to Operator to make such filings.

5.                                      INSURANCE:  At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws, in which event the only charge that shall be made to Owner shall be as provided in Exhibit B.  Operator shall also carry or provide insurance for the benefit of Owner as outlined in Exhibit C attached hereto and made a part hereof.  Operator shall require all contractors engaged in work on the Wells or related facilities to comply with the workers compensation laws of the state where the operations are being conducted and to maintain such other insurance as Operator may require.  In the event automobile liability insurance is specified in said Exhibit C, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

6.                                      COMPENSATION: Owner will pay Operator for the services performed hereunder on the following basis:

a.                                       Payment.

[1]                                  On or before the 30th day following each month during the term of this Agreement, Operator shall provide Owner with an invoice for the aggregate expenses incurred by Operator as provided in the Accounting Procedures attached hereto as Exhibit D, including all direct well expenses, relating to the previous calendar month (“Owner Expenses”).  Operator’s invoice shall provide reasonably detailed documentation supporting the Owner Expenses.  Any such invoices will detail the Services provided by the Operator hereunder during the subject calendar month, all costs associated with providing such Services, as well as any costs of Services or goods purchased from Third Parties in performance of their Services.  If Operator has not received payment from the Owner of the monthly invoice for the Owner Expenses within fifteen (15) days following the receipt of the invoice by the Owner, any unpaid

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amounts shall bear interest at a rate equal to the prime rate designated as such from time to time by Citibank, NA, plus five percent (5%), on the unpaid balance.

[2]                                  Should this Agreement remain in effect after the termination for any reason of the Management Services Agreement of even date herewith, the Owner shall pay to the Operator the per-well payment provided for in Section 4(i) of the Management Services Agreement (the “Overhead Payment”), in the manner and with the adjustments and interest provided in Section 4 of the Management Services Agreement.  The payment provided for in this section shall not duplicate or be in addition to any payment made pursuant to the Management Services Agreement.

The Owner shall pay the Owner Expenses and the Overhead Payment (if applicable) in the manner provided in Section 6.b., below.

b.                                      Manner of Payment.  All payments required under this Section 6 shall be made by wire of immediately available funds or check as follows:

If by Wire: Account information to be provided by Operator.

If by Check:  Payee information to be provided by Operator.

c.                                       Taxes.  The Owner shall be responsible for all applicable taxes levied on items, goods or services that are sold, purchased or obtained pursuant to this Agreement.

d.                                      Disputed Charges.  The Owner may, within thirty (30) days after receipt of a charge from Operator, take written exception to such charge on the ground that such charge was not in accordance with the terms of this Agreement.  In such event, the Owner shall nonetheless pay such amount to Operator as to which such written exception is taken, or any part thereof, and if such change is ultimately determined not to be in accordance with the terms of this Agreement, such amount or portion thereof (as the case may be) shall be repaid by the Operator together with any interest thereon at a rate equal to the prime rate per annum established by Citibank, N.A. as in effect on the date of this Agreement.  It is expressly understood that the Parties will use their best efforts to resolve any and all Disputed Charges between the Owner and the Operator within twelve (12) months after the initial written exception to the charge has been made.

7.                                      LIABILITIES AND INDEMNIFICATION:  Operator shall be liable for and to indemnify the Owner for all claims relating  to injury to Operator’s employees and/or contractors except to the extent such injuries are caused by the gross negligence or willful misconduct  of Owner.  Operator shall be liable for and agrees to promptly pay for all labor performed or furnished for the Operator in performance of the work provided for herein.  Operator further agrees to indemnify, hold harmless and defend Owner from and against any and all claims or causes of action arising from or related to Operator’s operations hereunder except to the extent such claim, injury, death, damage or loss are caused by the gross negligence or willful misconduct of the Owner.  The insurance coverages required pursuant to Section 5 above are in addition to, and not in lieu of, the indemnity obligations of Operator pursuant to this Section.

8.                                      INDEPENDENT CONTRACTOR:  Operator shall perform its duties and all work hereunder without supervision by the Owner and shall in all things act as an independent contractor.  All work by the Operator shall be performed in accordance with good oilfield practice and in a good

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and workmanlike manner.

It is specifically recognized that Operator may act as a contract operator for any affiliates of Operator and Operator shall have the freedom to continue such activities or to initiate such other activities as it chooses.

9.                                      TAXES:  The Operator agrees to pay and be responsible for all federal, state and local taxes of whatsoever kind and description covering the work to be performed by Operator pursuant to this Agreement.  This responsibility shall include all payroll taxes (including Social Security taxes) for all employees of the Operator.

10.                               WELL RECORDS AND PRODUCTION DATA:  Operator shall maintain complete records for each Well, and shall make any copies of such records available to Owner in the offices of Operator and any other person designated by the Owner from time to time.  It is further understood that any and all lease maps, well logs, well production records and all other records relating to the Wells are the sole property of the Owner, and Owner shall be entitled to the return of the originals of such items upon request.

11.                               TERM:  Except as otherwise provided herein, the term of this Agreement shall be for the productive life of the Wells, provided that the Gathering and Compression Agreement, as it pertains to any of the Wells,  is still in force and effect between the Owner and the Operator’s affiliate, Vinland Energy Gathering, LLC.  Notwithstanding anything herein to the contrary, Operator may resign and thereby terminate this Agreement upon twelve (12) months advance written notice.

12.                               DEFAULT AND REMEDIES.  The following shall be Events of Default under the terms of this Agreement and the terms “Events of Default” or “Default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

a.                                       If Owner shall fail to pay or cause to be paid any sums due to the Operator for a period of five (5) business days after Operator has given Owner written notice thereof;

b.                                      If either party shall file a voluntary petition for bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or any answer seeking or acquiescing in any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief for itself under any then current federal, state or other statute, law, or regulation, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, or liquidator of such party, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

c.                                       If either party shall materially fail to perform or observe any covenant, provision, term, restriction, or condition required to be performed or observed by such party under the terms of this Agreement (other than the obligation to pay money referenced in subsection (a) above) which continues for more than ninety (90) days after such party has received written notice thereof; provided that if such failure cannot be cured within such ninety (90) day period, no default shall occur if the relevant party has begun good faith efforts to cure the failure within such ninety days.  In the event of a dispute between the parties whether a material failure to perform has occurred, no termination of this

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Agreement shall occur until the defaulting party has the opportunity to cure provided by this section, after the existence of such failure has been determined in accordance with this Agreement.

If any of the Events of Default enumerated in this Section 12 occurs, then in such event and as often as the same occurs without cure, the non-defaulting party may, at its option terminate this Agreement by providing ninety (90) days written notice.

Exercise of the foregoing remedies shall not preclude the parties from exercising every other remedy provided herein or at law, it being the intention of the parties that parties’ remedies shall be cumulative and shall survive termination of this Agreement.

13.                               ASSIGNMENT:  The Operator shall not assign its rights or obligations pursuant to this Agreement without first receiving the written consent of the Owner to such assignment.

14.                               NOTICES:  Any notice required to be given hereunder shall be in writing and shall be deemed to be delivered when properly addressed and posted by certified mail, postage prepaid, return receipt requested, to any party hereto at the address shown on the first page hereof, or at such other address as either party shall designate to the other by do notice.

15.                               GOVERNING LAW:  This Agreement shall be constructed in accordance with, and governed in all respects by, the laws of the Commonwealth of Kentucky, without regard to its conflicts of laws principles.

16.                               BINDING AGREEMENT:  This Agreement shall be binding upon the successors and permitted assigns of the parties hereto.

17.                               FORCE MAJEURE:  In the event performance of services hereunder is prevented by labor disputes; by law, regulations, or statues enforced by any governmental agency; or by other extraordinary causes beyond the reasonable control of Operator, the obligations of Operator under this Agreement shall be suspended, and during such suspension Owner shall be relieved of the obligation to make any payments to Operator as provided for herein.  Operator shall give Owner prompt notice of any claimed force majeure event and shall use its best efforts to eliminate or mitigate any such event.

18.                               ARBITRATION.                                                 If any controversy, claim or dispute arising out of or relating to this Agreement or the breach or performance thereof occurs, the parties shall meet and exert reasonable efforts to reach an amicable settlement for a period not to exceed twenty (20) days from the date written notice of the controversy, claim or dispute is served by the complaining party to the other party under this Agreement.  If for any reason such settlement fails to occur within such twenty-day period (or such other period as the parties may agree in writing), the parties will then enlist the services of a mutually agreed upon industry representative to facilitate negotiations for an additional twenty (20) day period in an attempt to resolve the controversy.  If a favorable resolution is not attained within the additional twenty (20) day period,  (or such other period as the parties may agree in writing), the controversy, claim or dispute shall be finally and conclusively resolved by a binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (“AAA Rules”) and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq., and judgment on any award thereby rendered may be entered in any court having jurisdiction thereof.

(a)                                  Any such arbitration shall proceed as promptly and as expeditiously as possible (and the

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parties shall cooperate to this end) before three arbitrators, consisting of one arbitrator appointed by the claimant, one arbitrator appointed by the respondent, and the third arbitrator appointed by the two party-appointed arbitrators.  Arbitration shall be initiated by written notice of intention to arbitrate made pursuant the AAA Rules.  The claimant shall identify its appointed arbitrator in the notice of intention to arbitrate, and the respondent shall identify its appointed arbitrator within ten (10) days of its receipt of the notice of intention to arbitrate.  The two party-appointed arbitrators shall agree upon and appoint the third arbitrator within the ten (10) day period following the appointment of the second party-appointed arbitrator.  If either the claimant or the respondent fail to appoint an arbitrator pursuant to the foregoing, or if the two party-appointed arbitrators fail to agree upon and appoint the third arbitrator within the above-referenced ten (10) day period, then such arbitrator or arbitrators shall be appointed by the AAA pursuant to the AAA Rules.  The arbitrators chosen or appointed shall have expertise and/or experience in the oil and gas industry.

(b)                                 Nothing in this Section shall be deemed to preclude any party from applying to any court of competent jurisdiction at any time prior to the formation of the arbitration panel (including before or during the twenty (20) day negotiation period referenced in the first sentence of this Section) for injunctive, provisional or other emergency relief pertaining to the subject matter of a controversy, claim or dispute that is arbitrable hereunder, or applying for such relief in aid of arbitration after formation of the arbitration panel, where (i) the arbitration award to which the party may be entitled may be rendered ineffectual without such relief, (ii) the party seeking such relief is not in breach of this Section, and (iii) the relief sought will not materially delay or frustrate the arbitration.  The grant or denial of any court-ordered relief pursuant to this paragraph shall not constitute or be deemed to be a ruling on the merits of the matter to be arbitrated, nor shall any application for such relief be deemed to be a waiver of any right to arbitration hereunder.

(c)                                  The parties hereby agree that the costs and expenses, including attorneys’ fees, incurred in connection with any arbitration or court proceeding hereunder shall be awarded in favor of the prevailing party and against the losing party as determined by the arbitration panel or court, as the case may be.

19.                               COMPLETE AGREEMENT:  This Agreement and the exhibits hereto embody the complete understanding between the parties with respect to the subject-matter hereof, and no oral agreement amending, revising, or supplementing this Agreement shall be binding on either party unless reduced to writing and executed by both parties.

[End of Text.  Signatures on Following Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and representatives as of the date first above written.

VINLAND ENERGY OPERATIONS, LLC

By:	/s/ Majeed S. Nami

Its: Manager

VANGUARD NATURAL GAS, LLC

By:	/s/ Majeed S. Nami

Its: Manager

TRUST ENERGY COMPANY, LLC
By: Vanguard Natural Gas, LLC
Its: Manager
By:	/s/ Majeed S. Nami

Its: Manager

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EXHIBIT A
to the Well Services Agreement (Kentucky)
WELL LIST (KENTUCKY)

Intentionally Omitted

EXHIBIT B
to the Well Services Agreement (Kentucky)
SELF INSURANCE EXPENSE

Self-Insurance Expense - None

EXHIBIT C
to the Well Services Agreement (Kentucky)
INSURANCE LIST

Insurance Coverages

Operator, at all times while conducting operations under the Operating Agreement to which this Exhibit is attached, shall carry the following insurance:

A.                                   Workmen’s Compensation Insurance to cover full liability under the Workmen’s Compensation Law of the State where the operations are being conducted:

Employer’s Liability	$1,000,000

B.                                     Comprehensive General Liability Insurance including:

General Aggregate Limit (Other than Prod-Comp Operations)	$2,000,000

Products-Completed Operations Aggregate Limit	$1,000,000

Personal & Advertising Injury Limit	$1,000,000

Each Occurrence Limit	$1,000,000

Fire Damage Limit (Any One Fire)	$100,000

Medical Expense Limit (Any One Person)	$5,000

C.                                     Comprehensive Automobile Liability Insurance having a Combined Single Limit of $1,000,000 per occurrence for Bodily Injury and Property Damage.  Coverage is to include owned, non-owned and hired vehicles.

D.                                    Commercial Property Policy covers Real and Personal Property and Contractor’s Equipment up to a Limit of $3,400,000 per Occurrence all Coverages combined.

E.                                      Commercial Umbrella Liability Policy including:

Each Occurrence Limit	$9,000,000

General Aggregate	$9,000,000

Products-Completed Operations Aggregate	$9,000,000

Crisis Response Sublimit of Insurance	$250,000

Excess Casualty Crisis Fund Limit of Insurance	$50,000

F.                                      Additional Insureds:

Amendments may be made to this Exhibit to reflect any future changes in insurance coverages as needed.

EXHIBIT D

ACCOUNTING PROCEDURE
WELL SERVICES AGREEMENT
(Kentucky Operations)

Attached to and made part of that certain Well Services Agreement, effective January 5, 2007 by and between VINLAND ENERGY OPERATIONS, LLC (“Operator”) and VANGUARD NATURAL GAS, LLC and its subsidiary TRUST ENERGY COMPANY, LLC (collectively the “Owner”)

I. GENERAL PROVISIONS

1.                                      DEFINITIONS

All terms used in this Accounting Procedure shall have the following meaning, unless otherwise expressly defined in the Agreement:

“Affiliate” means for a person, another person that controls, is controlled by, or is under common control with that person.  In this definition, (a) control means the ownership by one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests), and (b) “person” means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

“Agreement” means the Well Services Agreement between the Owner and Operator.

“Controllable Material” means Material that, at the time of acquisition or disposition by the Well Account, as applicable, is so classified in the Material Classification Manual most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

“Equalized Freight” means the procedure of charging transportation cost to the Well Account based upon the distance from the nearest Railway Receiving Point to the property.

“Excluded Amount” means a specified excluded trucking amount most recently recommended by COPAS.

“Field Office” means a structure, or portion of a structure, whether a temporary or permanent installation, the primary function of which is to directly serve daily operation and maintenance activities of the Wells and which serves as a staging area for directly chargeable field personnel.

“First Level Supervision” means those employees whose primary function in Well Operations is the direct oversight of the Operator’s field employees and/or contract labor directly employed On-site in a field operating capacity.  First Level Supervision functions may include, but are not limited to:

•                                          Responsibility for field employees and contract labor engaged in activities that can include field operations, maintenance, construction, well remedial work, equipment movement and drilling

•                                          Responsibility for day-to-day direct oversight of rig operations

•                                          Responsibility for day-to-day direct oversight of construction operations

•                                          Coordination of job priorities and approval of work procedures

•                                          Responsibility for optimal resource utilization (equipment, Materials, personnel)

•                                          Responsibility for meeting production and field operating expense targets

•                                          Representation of the Parties in local matters involving community, vendors, regulatory agents and landowners, as an incidental part of the supervisor’s operating responsibilities

•                                          Responsibility for all emergency responses with field staff

•                                          Responsibility for implementing safety and environmental practices

•                                          Responsibility for field adherence to company policy

•                                          Responsibility for employment decisions and performance appraisals for field personnel

•                                          Oversight of sub-groups for field functions such as electrical, safety, environmental, telecommunications, which may have group or team leaders.

“Laws” means any laws, rules, regulations, decrees, and orders of the United States of America or any state thereof and all other governmental bodies, agencies, and other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by the Agreement or the Parties and their operations, whether such laws now exist or are hereafter amended, enacted, promulgated or issued.

“Management Services Agreement” shall mean the certain Management Services Agreement dated April       , 2007, by and among the parties hereto.

“Material” means personal property, equipment, supplies, or consumables acquired or held for use for the Wells.

“Off-site” means any location that is not considered On-site as defined in this Accounting Procedure.

“On-site” means on the property associated with the Wells when in direct conduct of Well Operations.  The term “On-site” shall also include facilities that directly control equipment on the Well Property, regardless of whether such facilities are owned by the Owner.

“Operator” means Vinland Energy Operations, LLC.

“Parties” means the Operator and the Owner or their successors and assigns.  Parties shall be referred to individually as “Party.”

“Personal Expenses” means reimbursed costs for travel and temporary living expenses.

“Railway Receiving Point” means the railhead nearest the Well Property for which freight rates are published, even though an actual railhead may not exist.

“Supply Store”  means a recognized source or common stock point for a given Material item.

“Technical Services” means services providing specific engineering, geoscience, or other professional skills, such as those performed by engineers, geologists, geophysicists, and technicians, required to handle specific operating conditions and problems for the benefit of Well Operations; provided, however, Technical Services shall not include those functions specifically identified as overhead under the second paragraph of the introduction of Section III (Overhead).  Technical Services may be provided by the Operator, Operator’s Affiliate and/or third parties.

“Well Account” means the account showing the charges paid and credits received in the conduct of the Well Operations that are to be paid by the Owner, but does not include proceeds attributable to hydrocarbons and by-products produced from the Wells.

“Well Operations” means all operations necessary or proper for the development, production, protection, maintenance, repair, abandonment, and restoration of the Wells.

“Well Property” means the property at the wellhead of, and otherwise associated with, the Wells, or any of them.

“Wells” means the wells listed on Exhibit A to the Agreement.

2.                                      STATEMENTS AND BILLINGS

The Operator shall bill Owner for the applicable charges hereunder as provided in the Agreement and the Management Services Agreement.  Such bills shall be accompanied by statements that identify the AFE (authority for expenditure), lease or facility, and all charges and credits summarized by appropriate categories of investment and expense.  Controllable Material shall be separately identified and fully described in detail, or at the Operator’s option, Controllable Material may be summarized by major Material classifications.  Intangible costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

3.                                      ADJUSTMENTS

Adjustments of the bills submitted hereunder shall be in accordance with the Agreement and the Management Services Agreement.

4.                                      EXPENDITURE AUDITS

The Owner shall have the audit rights provided in the Agreement and the Management Services Agreement.

5.                                      APPROVAL BY PARTIES

A.                                   GENERAL MATTERS

Where an approval or other agreement of the Owner is expressly required under other Sections of this Accounting Procedure and if the Agreement and the Management Services Agreement contain no contrary provisions in regard thereto, the Operator shall notify Owner of the Operator’s proposal and the agreement or approval of Owner shall be the definitive.

B.                                     AMENDMENTS

This Accounting Procedure may only be amended in the manner provided in the Agreement and the Management Services Agreement.

II. DIRECT CHARGES

The Operator shall charge the Well Account with the following items:

1.                                      RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of Owner, for the Well Operations.

2.                                      LABOR

A.                                   Salaries and wages for:

(1)                                  Operator’s field employees directly employed On-site in the conduct of Well Operations;

(2)                                  Operator’s employees providing First Level Supervision;

(3)                                  Operator’s employees providing On-site Technical Services for the Well Operations;

(4)                                  Operator’s employees providing Off-site Technical Services for the Well Operations;

Charges for the Operator’s employees identified in Section II.2.A may be made based on the employee’s actual salaries and wages, or in lieu thereof, a day rate representing the Operator’s average salaries and wages of the employee’s specific job category.

B.                                     Operator’s cost of holiday, vacation, sickness, and disability benefits, and other customary allowances paid to employees whose salaries and wages are chargeable to the Well Account under Section II.2.A, excluding severance payments or other termination allowances.  Such costs under this Section II.2.B may be charged on a “when and as-paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Well Account under Section II.2.A.  If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.                                     Expenditures or contributions made pursuant to assessments imposed by governmental authority that are applicable to costs chargeable to the Well Account under Sections II.2.A and B.

D.                                    Personal Expenses of personnel whose salaries and wages are chargeable to the Well Account under Section II.2.A when the expenses are incurred in connection with directly chargeable activities.

E.                                      Operator’s current cost of established plans for employee benefits, as described in COPAS MFI-27 (“Employee Benefits Chargeable to Well Operations and Subject to Percentage Limitation”), applicable to the Operator’s labor costs chargeable to the Well Account under Sections II.2.A and B based on the Operator’s actual costs not to exceed the employee benefits limitation percentage most recently recommended by COPAS.

F.                                      Award payments to employees, in accordance with COPAS MFI-49 (“Awards to Employees and Contractors”) for personnel whose salaries and wages are chargeable under Section II.2.A.

3.                                      MATERIAL

Material purchased or furnished by the Operator for use in the Well Operation as provided under Section IV (Material Purchases, Transfers, and Dispositions).  Only such Material shall be purchased for or transferred to the Well Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations.  The accumulation of surplus stocks shall be avoided.

4.                                      TRANSPORTATION

A.                                   Transportation of the Operator’s, Operator’s Affiliate’s, or contractor’s personnel necessary for Well Operations.

B.                                     Transportation of Material between the Wells and another property, or from the Operator’s warehouse or other storage point to the Wells, shall be charged to the receiving property using one of the methods listed below.  Transportation of

Material from the Wells to the Operator’s warehouse or other storage point shall be paid for by the Well Account using one of the methods listed below:

(1)                                  If the actual trucking charge is less than or equal to the Excluded Amount the Operator may charge actual trucking cost or a theoretical charge from the Railway Receiving Point to the Wells.  The basis for the theoretical charge is the per hundred weight charge plus fuel surcharges from the Railway Receiving Point to the Wells.  The Operator shall consistently apply the selected alternative.

(2)                                  Accessorial charges such as loading and unloading costs, split pick-up costs, detention, call out charges, and permit fees shall be charged directly to the Wells and shall not be included when calculating the Equalized Freight.

5.                                      SERVICES

The cost of contract services (including Well meter chart integration costs), equipment, and utilities used in the conduct of Well Operations, except for contract services, equipment, and utilities covered by Section III (Overhead), or Section II.7 (Affiliates), or excluded under Section II.9 (Legal Expenses).  Awards paid to contractors shall be chargeable pursuant to COPAS MFI-49 (“Awards to Employees and Contractors”).

The costs of third party Technical Services are chargeable.

6.                                      EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

In the absence of a separately-negotiated agreement, equipment and facilities furnished by the Operator will be charged as follows:

A.                                   The Operator shall charge the Well Account for use of Operator-owned equipment and facilities at rates commensurate with the costs of ownership and operation.

B.                                     In lieu of charges in Section II.6.A above, the Operator may elect to use average commercial rates prevailing in the immediate area of the Wells, less five percent (5%).  If equipment and facilities are charged under this Section II.6.B, the operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.  For automotive equipment, the Operator may elect to use rates published by the Petroleum Motor Transport Association (PMTA) or such other organization recognized by COPAS as the official source of rates.

7.                                      AFFILIATES

A.                                   Charges for an Affiliate’s goods and/or services used in operations requiring an AFE or other authorization from the Owner may be made without the approval of the Owner provided (i) the Affiliate is identified and the Affiliate goods and services are specifically detailed in the approved AFE or other authorization, and (ii) the total cost for such Affiliate’s goods and services billed to such individual project do not exceed $10,000.  If the total costs for such Affiliate’s goods and services charged to such individual project are not specifically detailed in the approved AFE or authorization or exceed such amount, charges for such Affiliate shall require approval of the Parties, pursuant to Section I.5A (General Matters).

B.                                     For an Affiliate’s goods and/or services used in operations not requiring an AFE or other authorization from the Owner, charges for such Affiliate’s goods and services shall require approval of the Parties, pursuant to Section I.5A (General Matters), if the charges exceed $50,000 in a given calendar year.

C.                                     The cost of the Affiliate’s goods or services shall not exceed average commercial rates prevailing in the area of the Wells.  Notwithstanding the foregoing, direct charges for Affiliate-owned communication facilities or systems shall be made pursuant to Section II.12 (Communications).

8.                                      DAMAGES AND LOSSES TO THE WELLS

All costs or expenses necessary for the repair or replacement of Wells and related property resulting from damages or losses incurred, except to the extent such damages or losses result from Operator’s gross negligence or willful misconduct, in which case Operator shall be solely liable.

The Operator shall furnish the Owner written notice of damages or losses incurred as soon as practicable after a report has been received by the Operator.

9.                                      LEGAL EXPENSE

Recording fees and costs of handling, settling, or otherwise discharging litigation, claims, and liens incurred in or resulting from operations under the Agreement, or necessary to protect or recover the Wells, to the extent permitted under the Agreement.  Costs of the Operator’s or Affiliate’s legal staff or outside attorneys, including reasonable fees and expenses, are not chargeable unless approved by the Owner pursuant to Section I.5.A (General Matters) or otherwise provided for in the Agreement.

Notwithstanding the foregoing paragraph, costs for procuring abstracts, fees paid to outside attorneys for title examinations (including preliminary, supplemental, shut-in royalty opinions, division order title opinions), and curative work shall be chargeable as a direct charge.

10.                               TAXES AND PERMITS

All taxes and permitting fees of every kind and nature, assessed or levied upon or in connection with the Wells, or the production therefrom, and which have been paid by the Operator for the benefit of the Owner, including penalties and interest, except to the extent the penalties and interest result from the Operator’s gross negligence or willful misconduct.

Costs of tax consultants or advisors, the Operator’s employees, or Operator’s Affiliate employees in matters regarding ad valorem or other tax matters, are not permitted as direct charges unless approved by the Owner pursuant to Section I.5.A (General Matters).

Charges to the Well Account resulting from sales/use tax audits, including extrapolated amounts and penalties and interest, are permitted, provided the Operator shall be allowed to review the invoices and other underlying source documents which served as the basis for tax charges and to determine that the correct amount of taxes were charged to the Well Account.  If the Owner is not permitted to review such documentation, the sales/use tax amount shall not be directly charged unless the Operator can conclusively document the amount owed by the Well Account.

11.                               INSURANCE

Insurance shall be provided as required by the Agreement and the Management Services Agreement.

12.                               COMMUNICATIONS

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication facilities or systems, between the Wells and the Operator’s office(s) directly responsible for field operations in accordance with the provisions of COPAS MFI-44 (“Field Computer and Communication Systems”).  If the communication facilities or systems serving the Wells are Operator-owned, charges to the Well Account shall be made as provided in Section II.5 (Equipment and Facilities Furnished by Operator).  If the communication facilities or systems serving the Wells are owned by the Operator’s Affiliate, charges to the Well Account shall not exceed average commercial rates prevailing in the area of the Wells.  The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.

13.                               ECOLOGICAL, ENVIRONMENTAL, AND SAFETY.

Costs incurred for Technical Services and drafting to comply with ecological, environmental and safety Laws or standards recommended by Occupational Safety and Health Administration (OSHA) or other regulatory authorities.  All other labor and functions incurred for ecological, environmental and safety matters, including management, administration, and permitting, shall be covered by Sections II.2 (Labor), II.5 (Services), or Section III (Overhead), as applicable.

Costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable Laws, or other pollution containment and removal equipment deemed appropriate by the Operator for prudent operations, are directly chargeable.

14.                               ABANDONMENT AND RECLAMATION

Costs incurred for abandonment and reclamation of the Wells, including costs required by lease agreements or by Laws.

15.                               OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II (Direct Charges), or in Section III (Overhead) and which is of direct benefit to the Wells and is incurred by the Operator in the necessary and proper conduct of the Well Operations.  Charges made under this Section II.15 shall require approval of the Parties, pursuant to Section I.5.A (General Matters).

III.OVERHEAD

As compensation for costs not specifically identified as chargeable to the Well Account pursuant to Section II (Direct Charges), the Operator shall charge the Well Account in accordance with this Section III.

Functions included in the overhead rates regardless of whether performance by the Operator, Operator’s Affiliates or third parties and regardless of location, shall include, but not be limited to, costs and expenses of:

•                                          warehousing, other than for warehouses that are jointly owned under this Agreement

•                                          design and drafting (except when allowed as a direct charge under Sections II.13, III.1.A(ii), and III.2, Option B)

•                                          inventory costs not chargeable under Section V (Inventories of Controllable Material)

•                                          procurement

•                                          administration

•                                          accounting and auditing

•                                          gas dispatching

•                                          human resources

•                                          management

•                                          supervision not directly charged under Section II.2 (Labor)

•                                          legal services not directly chargeable under Section II.9 (Legal Expense)

•                                          taxation, other than those costs identified as directly chargeable under Section II.10 (Taxes and Permits)

•                                          preparation and monitoring of permits and certifications; preparing regulatory reports; appearances before or meetings with governmental agencies or other authorities having jurisdiction over the Wells, other than On-site inspections; reviewing, interpreting, or submitting comments on or lobbying with respect to Laws or proposed Laws.

Overhead charges shall include the salaries or wages plus applicable payroll burdens, benefits, and Personal Expenses of personnel performing overhead functions, as well as office and other related expenses of overhead function.

1.                                       OVERHEAD - PRODUCING OPERATIONS

As compensation for costs incurred but not chargeable under Section II (Direct Charges) and not covered by other provisions of this Section III, the Operator shall charge on either:

☒ (Alternative 1) Fixed Rate Basis, Section III.1.B.

☐ (Alternative 2) Percentage Basis, Section III.1.C.

A.                                   TECHNICAL SERVICES

(i)                                     Except as otherwise provided in Section II.13 (Ecological Environmental, and Safety) and Section III.2 (Overhead - Major Construction and Catastrophe), or by approval of the Owner pursuant to Section I.5.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for On-site Technical Services, including third party Technical Services:

☒ (Alternative 1 - Direct) shall be charged direct to the Well Account.

☐ (Alternative 2 - Overhead) shall be covered by the overhead rates

(ii)                                  Except as otherwise provided in Section II.13 (Ecological, Environmental, and Safety) and Section III.2 (Overhead - Major Construction and Catastrophe), or by approval of the Owner pursuant to Section I.5.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for Off-site Technical Services, including third party Technical Services:

☐ (Alternative 1 - All Overhead) shall be covered by the overhead rates.

☒ (Alternative 2 - All Direct)  shall be charged direct to the Well Account.

☐ (Alternative 3 - Drilling Direct) shall be charged direct to the Well Account, only to the extent such Technical Services are directly attributable to drilling, redrilling, deepening, or sidetracking operations, through completion, temporary abandonment, or abandonment if a dry hole.  Off-site Technical Services for all other operations, including workover, recompletion, abandonment of producing wells, and the construction or expansion of fixed assets not covered by Section III.2

(Overhead - Major Construction and Catastrophe) shall be covered by the overhead rates.

Notwithstanding anything to the contrary in this Section III, Technical Services provided by Operator’s Affiliates are subject to limitations set forth in Section II.7 (Affiliates).  Charges for Technical personnel performing non-technical work shall not be governed by this Section III.1.A., but instead governed by other provisions of this Accounting Procedure relating to the type of work being performed.

B.                                     OVERHEAD - FIXED RATE BASIS

(1)                                  All fixed-rate overhead expenses shall be payable from the per-well charge provided for in the Management Services Agreement.

2.                                      OVERHEAD - MAJOR CONSTRUCTION AND CATASTROPHE

To compensate the Operator for overhead costs incurred in connection with a Major Construction project or Catastrophe, the Operator shall either negotiate a rate prior to the beginning of the project, or shall charge the Well Account for overhead based on the following rates for any Major Construction project in excess of the Operator’s expenditure limit under the Agreement, or for any Catastrophe regardless of the amount.  If the Agreement to which this Accounting Procedure is attached does not contain an expenditure limit, Major Construction Overhead shall be assessed for any single Major Construction project costing in excess of $100,000 gross.

Major Construction shall mean the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Wells, or in the dismantlement, abandonment, removal, and restoration of platforms, production equipment, and other operating facilities.

Catastrophe is defined as a sudden calamitous event bringing damage, loss, or destruction to property or the environment, such as an oil spill, blowout, explosion, fire, storm, hurricane, or other disaster.  The overhead rate shall be applied to those costs necessary to restore the Wells to the equivalent condition that existed prior to the event.

A.                                   If the Operator absorbs the engineering, design and drafting costs related to the project:

(1)                                  10% of total costs if such costs are less than $100,000; plus

(2)                                  4% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)                                  2% of total costs in excess of $1,000,000.

B.                                     If the Operator charges engineering, design and drafting costs related to the project directly to the Well Account:

(1)                                  5% of total costs if such costs are less than $100,000; plus

(2)                                  2% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)                                  1% of total costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project.  For the purpose of this paragraph, the component parts of a single Major Construction project shall not be treated separately, and the cost of drilling and workover wells and purchasing and installing pumping units and downhole artificial lift equipment shall be excluded. For Catastrophes, the rates shall be applied to all costs associated with each single occurrence or event.

On each project, the Operator shall advise the Owner in advance which of the above options shall apply.

For the purposes of calculating Catastrophe Overhead, the cost of drilling relief wells, substitute wells, or conducting other well operations directly resulting from the catastrophic even shall be included.  Expenditures to which these rates apply shall not be reduced by salvage or insurance recoveries.  Expenditures that qualify for Major Construction or Catastrophe Overhead shall not qualify for overhead under any other overhead provisions.

In the event of any conflict between the provisions of this Section III.2 and the provisions of Sections II.2 (Labor), II.5 (Services), or II.7 (Affiliates), the provisions of this Section III.2 shall govern.

3.                                      AMENDMENT OF OVERHEAD RATES

The overheard rates provided for in this Section III may be amended from time to time, if in practice, the rates are found to be insufficient or excessive, in accordance with the provisions of Section I.5.B (Amendments).

IV.MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS

The Operator is responsible for Well Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions.  The Operator shall provide all Material for use in the conduct of Well Operations; however, Material may be supplied by the Owner, at the Operator’s option.  Material furnished by any Party shall be furnished without any express or implied warranties as to quality, fitness for use, or any other matter.

1.                                      DIRECT PURCHASES

Direct purchases shall be charged to the Well Account at the price paid by the Operator after deduction of all discounts received.  The Operator shall make good faith efforts to take discounts offered by suppliers, but shall not be liable for failure to take discounts except to the extent such failure was the result of the Operator’s gross negligence or willful misconduct.  A direct purchase shall be deemed to occur when an agreement is made between an Operator and a third party for the acquisition of Material for a specific well site or location.  Material provided by the Operator under “vendor stocking programs,” where the initial use is for a Well and title of the Material does not pass from the manufacturer, distributor, or agent until usage, is considered a direct purchase.  If Material is found to be defective or is returned to the manufacturer, distributor, or agent for any other reason, credit shall be passed to the Well Account within sixty (60) days after the Operator has received adjustment from the manufacturer, distributor, or agent.

2.                                      TRANSFERS

A transfer is determined to occur when the Operator (i) furnishes Material from a storage facility or form another operated property, (ii) has assumed liability for the storage costs and changes in value, and (iii) has previously secured and held title to the transferred Material.  Similarly, the removal of Material from the Wells to a storage facility or to another operated property is also considered a transfer; provided, however, Material that is moved from the Wells to a storage location for safe-keeping pending disposition may remain charged to the Well Account and is not considered a transfer.  Material shall be disposed of in accordance with Section IV.3 (Disposition of Surplus) and the Agreement to which this Accounting Procedure is attached.

A.                                   PRICING

The value of Material transferred to/from the Wells should generally reflect the market value on the date of physical transfer.  Regardless of the pricing method used, the Operator shall make available to the Owner sufficient documentation to verify the Material valuation.  When higher than specification grade or size tubulars are used in the conduct of Well Operations, the Operator shall charge the Well Account at the equivalent price for well design specification tubulars, unless such higher specification grade or sized tubulars are approved by the Parties pursuant to Section I.5.A (General Matters).  Transfers of new Material will be priced using one of the following pricing methods, and not alternate between methods for the purpose of choosing the method most favorable to the Operator for a specific transfer:

(1)                                  Using published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS).

(a)                                  For oil country tubulars and line pipe, the published price shall be based upon eastern mill carload base prices (Houston, Texas, for special end) adjusted as of date of movement, plus transportation cost as defined in Section IV.2.B (Freight).
(b)                                 For other Material, the published price shall be the published list price in effect at date of movement, as listed by a Supply Store nearest the Wells where like Material is normally available, or point of manufacture plus transportation costs as defined in Section IV.2.B (Freight).

(2)                                  Based on a price quotation from a vendor that reflects a current realistic acquisition cost.

(3)                                  Based on the amount paid by the Operator for like Material in the vicinity of the Wells within the previous twelve (12) months from the date of physical transfer.

(4)                                  As agreed to by the Participating Parties for Material being transferred to the Wells, and by the Parties owning the Material for Material being transferred from the Wells.

B.                                     FREIGHT

Transportation costs shall be added to the Material transfer price using the method prescribed by the COPAS Computerized Equipment Pricing System (CEPS).  If not using CEPS, transportation costs shall be calculated as follows:

(1)                                  Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the Railway Receiving Point based on the carload weight basis as recommended by the COPAS MFI-38 (“Material Pricing Manual”) and other COPAS MFIs in effect at the time of the transfer.

(2)                                  Transportation costs for special mill items shall be calculated from that mill’s shipping point to the Railway Receiving Point.  For transportation costs from other than eastern mills, the 30,000-pound interstate truck rate shall be used.  Transportation costs for macaroni tubing shall be calculated based on the interstate truck rate per weight of tubing transferred to the Railway Receiving Point.

(3)                                  Transportation costs for special end tubular goods shall be calculated using the interstate truck rate from Houston, Texas, to the Railway Receiving Point.

(4)                                  Transportation costs for Material other than that described in Sections IV.2.B.(1) through (3), shall be calculated from the Supply Store or point of manufacture, whichever is appropriate, to the Railway Receiving Point.

Regardless of whether using CEPS or manually calculating transportation costs, transportation costs from the Railway Receiving Point to the Wells are in addition to the foregoing, and may be charged to the Well Account based on actual costs incurred.  All transportation costs are subject to Equalized Freight as provided in Section II.4 (Transportation) of this Accounting Procedure.

C.                                     TAXES

Sales and use taxes shall be added to the Material transfer price using either the method contained in the COPAS Computerized Equipment Pricing System

(CEPS) or the applicable tax rate in effect for the Wells at the time and place of transfer.  In either case, the Well Account shall be charged or credited at the rate that would have governed had the Material been a direct purchase.

D.                                    CONDITION

(1)                                  Condition “A” - New and unused Material in sound and serviceable condition shall be charged at one hundred percent (100%) of the price as determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes).  Material transferred from the Wells that was not placed in service shall be credited as charged without gain or loss; provided, however, any unusual Material that was charged to the Well Account through a direct purchase will be credited to the Well Account at the original cost paid less restocking fees charged by the vendor.  New and unused Material transferred from the Wells may be credited at a price other than the price originally charged to the Well Account provided such price is approved by the Parties owning such Material, pursuant to Section I.5.A (General Matters).  All refurbishing costs required or necessary to return the Material to original condition or to correct handling, transportation, or other damages will be borne by the divesting property.  The Well Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Wells either through a direct purchase or transfer.  Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2)                                  Condition “B” - Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by seventy-five percent (75%).

Except as provided in Section IV.2.D(3), all reconditioning costs required to return the Material to Condition “B” or to correct handling, transportation or other damages will be borne by the divesting property.

If the Material was originally charged to the Well Account as used Material and placed in service for the Wells, the Material will be credited at the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) multiplied by sixty-five percent (65%).

Unless otherwise agreed to by the Parties that paid for such Material, used Material transferred from the Wells that was not placed in service on the property shall be credited as charged without gain or loss.

(3)                                  Condition “C” - Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by fifty percent (50%).

The cost of reconditioning may be charged to the receiving property to the extent Condition “C” value, plus cost of reconditioning, does not exceed Condition “B” value.

(4)                                  Condition “D” - Material that (i) is no longer suitable for its original purpose but useable for some other purpose, (ii) is obsolete, or (iii) does not meet original specifications but still has value and can be used in other applications as a substitute for items with different specifications, is considered Condition “D” Material.  Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight.  Used casing, tubing, or drill pipe utilized as ling pipe shall be priced at used line pipe prices.  Casing, tubing, or drill pipe used as higher pressure service lines than standard line pipe, e.g., power oil lines, shall be priced under normal pricing procedures for acsing, tubing, or drill pipe.  Upset tubular goods shall be priced on a non-upset basis.  For other items, the price used should result in the Well Account being charged or credited with the value of the service rendered or use of the Material, or as agreed to by the Owner pursuant to Section I.5.A (General Matters).

(5)                                  Condition “E” - Junk shall be priced at prevailing scrap value prices.

E.                                      OTHER PRICING PROVISIONS

(1)                                  Preparation Costs

Subject to Section II (Direct Charges) and Section III (Overhead) of this Accounting Procedure, costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Well Account at prices which reflect the Operator’s actual costs of the services.  Documentation must be provided to the Owners upon request to support the cost of service.  New coating and/or wrapping shall be considered a component of the Materials and priced in accordance with Sections IV.1 (Direct Purchases) or IV.2.A (Pricing), as applicable.  No charges or credits shall be made for used coating or wrapping.  Charges and credits for inspections shall be made in accordance with COPAS MFI-38 (“Material Pricing Manual”).

(2)                                  Loading and Unloading Costs

Loading and unloading costs related to the movement of the Material to the Wells shall be charged in accordance with the methods specified in COPAS MF1-38 (Material Pricing Manual”).

3.                                      DISPOSITION OF SURPLUS

Surplus Material is that Material, whether new or used, that is no longer required for Well Operations.  The Operator may purchase, but shall be under no obligation to purchase, the interest of the Owner in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Wells to either a third party, an Owner, or to the Operator.  To avoid the accumulation of surplus Material, the Operator should make good faith efforts to dispose of surplus within twenty (12) months through buy/sale agreements, trade, sale to a third party, division in kind, or other dispositions as agreed to by the Owner.

Disposal of surplus Materials shall be made in accordance with the terms of the Agreement to which this Accounting Procedure is attached.  If the Agreement contains no provisions governing disposal of surplus Material, the following terms shall apply:

•                                          The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator’s expenditure limit as set forth in the Agreement to which this Accounting Procedure attached without the prior approval of the Parties owning such Material.

•                                          If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Material.

•                                          Operator may purchase surplus Condition “A” or “B” Material without approval of the Parties owning such Material, based on the pricing methods set forth in Section Iv.2 (Transfers).

•                                          Operator may purchase Condition “C” Material without prior approval of the Parties owning such Material if the value of the Materials, based on the pricing methods set forth in Section IV.2 (Transfers), is less than or equal to the Operator’s expenditure limitation set forth in the Agreement.  The Operator shall provide documentation supporting the classification of the Material as Condition C.

•                                          Operator may dispose of Condition “D” or “E” Material under procedures normally utilized by Operator without prior approval of the Parties owning such Material.

4.                                      SPECIAL PRICING PROVISIONS

A.                                   PREMIUM PRICING

Whenever Material is available only at inflated prices due to national emergencies, strikes, government imposed foreign trade restrictions, or other unusual causes over which the Operator has no control, for direct purchase the Operator may charge the Well Account for the required Material at the Operator’s actual cost incurred in providing such Material, making it suitable for use, and moving it to the Wells.  Material transferred or disposed of during premium pricing situations shall be valued in accordance with Section IV.2 (Transfers) or Section IV.3 (Disposition of Surplus), as applicable.

B.                                     SHOP-MADE ITEMS

Items fabricated by the Operator’s employees, or by contract laborers under the direction of the Operator, shall b priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item.  If the Material is from the Operator’s scrap or junk account, the Material shall be priced at either twenty-five percent (25%) of the current price as determined in Section IV.2.A (Pricing) or scrap value, whichever is higher.  In no event shall the amount charged exceed the value of the item commensurate with its use.

C.                                     MILL REJECTS

Mill rejects purchased as “limited service” casing or tubing shall be priced at eighty percent (80%) of K-55/J-55 price as determined in Section IV.2 (Transfers).  Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K-55/J-55 casing or tubing at the nearest size and weight.

V.  INVENTORIES OF CONTROLLABLE MATERIAL

The Operator shall maintain records of Controllable Material charged to the Well Account, with sufficient detail to perform physical inventories.

Adjustments to the Well Account by the Operator resulting from a physical inventory of Controllable Material shall be made within twelve (12) months following the taking of the inventory or Owner’s receipt of the inventory report.  Charges and credits for overages or shortages will be valued for the Well Account in accordance with Section IV.2 (Transfers) and shall be based on the Condition “B” prices in effect on the date of physical inventory unless the inventorying Parties can provide sufficient evidence another Material condition applies.

1.                                      DIRECTED INVENTORIES

Physical inventories shall be performed by the Operator upon written request of the Owner (hereinafter, “directed inventory”); provided, however, the Operator shall not be required to perform directed inventories more frequently than once every         years.  Directed inventories shall be commenced within one hundred eighty (180) days after the Operator receives written notice that the Owner has requested the inventory.  All parties shall be governed by the results of any directed inventory.

Expenses of directed inventories will be borne by the Well Account; provided, however, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs.  The Operator is expected to exercise judgment in keeping expenses within reasonable limits.  Any anticipated disproportionate or extraordinary costs should be discussed and agreed upon prior to commencement of he inventory.  Expenses of directed inventories may include the following:

A.                                   A per diem rate for each inventory person, representative of actual salaries, wages, and payroll burdens and benefits of the personnel performing the inventory or a rate agreed to by the Parties pursuant to Section I.5.A (General Matters).  The per diem rate shall also be applied to a reasonable number of days for pre-inventory work and report preparation.

B.                                     Actual transportation costs and Personal Expenses for the inventory team.

C.                                     Reasonable charges for report preparation and distribution to the Owner.

2.                                      NON-DIRECTED INVENTORIES

A.                                   OPERATOR INVENTORIES

Physical inventories that are not requested by the Owner may be performed by the Operator, at the Operator’s discretion.  The expenses of conducting such Operator-initiated inventories shall not be charged to the Well Account.

B.                                     OWNER INVENTORIES

Subject to the terms of the Agreement to which this Accounting Procedure is attached, the Owner may conduct a physical inventory at reasonable times at its sole cost and risk after giving the Operator at least ninety (90) days prior written notice.  The Owner inventory report shall be furnished to the Operator in writing within ninety (90) days of completing the inventory fieldwork.

C.                                     SPECIAL INVENTORIES

The expense of conducting inventories other than those described in Sections V.1 (Directed Inventories), V.2.A (Operator Inventories), or V.2.B (Non-Operator Inventories), shall be charged to the Party requesting such inventory; provided, however, inventories required due to a change of Operator shall be charged to the Well Account in the same manner as described in Section V.1 (Directed Inventories).